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                                                                    Exhibit 23.3

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated March 17, 1999 appearing in this Annual Report on Form 10-K of The Men's Wearhouse, Inc. for the year ended February 3, 2001, into The Men's Wearhouse, Inc.'s previously filed Registration Statement No. 333-80609 of The Men's Wearhouse, Inc. on Form S-3 and Registration Statement No. 33-48108, Registration Statement No. 33-48109, Post-Effective Amendment No. 1 to Registration Statement No. 33-48110, Registration Statement No. 33-61792, Registration Statement No. 333-21109, Registration Statement No. 333-21121, Registration Statement No. 33-74692, Registration Statement No. 333-53623, Registration Statement No. 333-80033 and Registration Statement No. 333-72549 of The Men's Wearhouse, Inc. on Form S-8.

Arthur Andersen LLP

Atlanta, Georgia
April 30, 2001